Exhibit 99.1

Gladstone Acquisition Corp. Announces the Separate Trading of its Shares of Class A Common Stock and Warrants, Commencing September 27, 2021

Mclean, VA / September 24, 2021 Gladstone Acquisition Corporation (Nasdaq: GLEEU) (the “Company”) announced that, commencing September 27, 2021, holders of the Company’s units (the “Units”) that were issued in the Company’s initial public offering (the “Offering”) totaling 10,492,480 Units, which was completed in August 2021, may elect to separately trade the shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common”), and warrants included in the Units. Any Units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GLEEU,” and the shares of Class A Common and warrants that are separated will trade on Nasdaq under the symbols “GLEE” and “GLEEW,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the Units into shares of Class A Common and warrants.

The Units were initially offered by the Company in an underwritten offering. EF Hutton, division of Benchmark Investments, LLC acted as Sole Book-Running Manager for the Offering. A registration statement (File No. 333-252916) relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 4, 2021. The Offering was made only by means of a prospectus, copies of which may be obtained from: EF Hutton, division of Benchmark Investments LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus for the Offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the net proceeds of the Offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Gladstone Acquisition Corporation

+1-703-287-5893